AIM CAPITAL DEVELOPMENT FUND                                       SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.


FOR PERIOD ENDING:   10/31/2009
FILE NUMBER:         811-1424
SERIES NO.:          11

74U.   1   Number of shares outstanding (000's Omitted)
           Class A                 52,161

       2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                  5,305
           Class C                  5,689
           Class R                  4,025
           Class Y                    458
           Investor Class             747
           Institutional Class      7,182

74V.   1   Net asset value per share (to nearest cent)
           Class A               $  12.44

       2   Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B               $  10.83
           Class C               $  10.82
           Class R               $  12.19
           Class Y               $  12.47
           Investor Class        $  12.45
           Institutional Class   $  13.11